Exhibit 10.20

REVOLVING NOTE
(LIBOR and/or Prime)

$10,000,000.00	655787/00003 Irvine, California April 27, 2004

     On May 1, 2005 (“Termination Date”), SM&A, a California corporation (“Borrower”), promises to pay to the order of City National Bank, a national banking association (“CNB”), at its office in this city, in United States Dollars and in immediately available funds, the principal sum of Ten Million and no/100 Dollars ($10,000,000.00) (“Revolving Credit Commitment”) or so much thereof as may be advanced and then outstanding, plus interest on the unpaid balance, until fully repaid, at a rate computed on the basis of a 360-day year, actual days elapsed, at the rates, times and in accordance with the terms set forth below.

     As provided herein, the principal of this Note may be borrowed, repaid and reborrowed from time to time prior to the Termination Date, provided at the time of any borrowing no Event of Default (as hereinafter defined) exists, and provided further that the total borrowings outstanding at any one time shall not exceed the lesser of (i) the Revolving Credit Commitment or (ii) the Revolving Credit Commitment, less Letters of Credit issued and outstanding under that certain Agreement for Issuance of Letters of Credit of even date herewith between Borrower and CNB. Each borrowing and repayment shall be noted in the books and records of CNB. The excess of borrowings over repayments shall evidence the principal balance due hereon from time to time and at any time. Borrowings hereunder shall be conclusively presumed to have been made to or for the benefit of Borrower when made as noted in such books and records.

     For purposes of this Note, the following definitions shall apply:

     "Business Day” means a day that CNB’s Head Office is open and conducts a substantial portion of its business.

     "Eurocurrency Reserve Requirement” means the aggregate (without duplication) of the rates (expressed as a decimal) of reserves (including, without limitation, any basic, marginal, supplemental, or emergency reserves) that are required to be maintained by banks during the Interest Period under any regulations of the Board of Governors of the Federal Reserve System, or any other governmental authority having jurisdiction with respect thereto, applicable to funding based on so-called “Eurocurrency Liabilities”, including Regulation D (12 CFR 204).

     "Interest Period” means the period commencing on the date a LIBOR Loan is made (including the date a Prime Loan is converted to a LIBOR Loan, or a LIBOR Loan is renewed as a LIBOR Loan, which, in the latter case, shall be the last day of the expiring Interest Period) and ending on the first day of the month occurring prior to or on the date which is one (1), two (2), three (3), six (6), nine (9), twelve (12) months thereafter, as selected by the Borrower; provided, however, no Interest Period may extend beyond the Termination Date.

     "LIBOR Base Rate” means the British Banker’s Association definition of the London InterBank Offered Rates as made available by Bloomberg LP, or such other information service available to CNB, for the applicable monthly period upon which the Interest Period is based for the LIBOR Loan selected by Borrower and as quoted by CNB on the Business Day Borrower requests a LIBOR Loan or on the last Business Day of an expiring Interest Period.

     "LIBOR Interest Rate” means the rate per year (rounded upward to the next one-sixteenth (1/16th) of one percent (0.0625%), if necessary) determined by CNB to be the quotient of (a) the LIBOR Base Rate divided by (b) one minus the Eurocurrency Reserve Requirement for the Interest Period; which is expressed by the following formula:

LIBOR Base Rate

1 — Eurocurrency Reserve Requirement

     "LIBOR Loan” means any Loan tied to the LIBOR Interest Rate.

     "Loan(s)” means a borrowing under this Note.

     "Prime Loan” means any Loan tied to the Prime Rate. A Loan hereunder shall be a Prime Loan any time it is not a LIBOR Loan.

Exhibit 10.20

     "Prime Rate” means the rate most recently announced by CNB at its principal office in Beverly Hills, California, as its “Prime Rate.” Any change in the interest rate resulting from a change in the Prime Rate shall be effective on the day on which each change in the Prime Rate is announced by CNB.

1. Interest on Loans. Each Loan shall bear interest from disbursement until due (whether at stated maturity, by acceleration or otherwise) at a rate equal to, at Borrower’s option, either (a) for a LIBOR Loan, the LIBOR Interest Rate plus two and one quarter of one percent (2.250%) per annum, or (b) for a Prime Loan, the fluctuating Prime Rate minus one half of one percent (-.500%) per annum. Interest on the Loans shall accrue daily and be payable (a) monthly, in arrears, on the first day of the next month, commencing on the first such date following disbursement; and (b) if a LIBOR Loan, upon any prepayment of any LIBOR Loan (to the extent accrued on the amount prepaid.) Anything herein to the contrary notwithstanding, all principal and interest remaining unpaid on the Termination Date shall be immediately due and payable.

2. Procedure for LIBOR Loans. Borrower may request that a Loan be a LIBOR Loan, if herein allowed (including conversion of a Prime Loan to a LIBOR Loan, or continuation of a LIBOR Loan as a LIBOR Loan upon the expiration of the Interest Period). Borrower’s request shall be irrevocable, shall be made to CNB, orally or in writing or using the form “Notice of Borrowing/Interest Selection” form attached hereto as Exhibit “A”, no earlier than two (2) Business Days before and no later than 1:00 p.m. Pacific Time on the date the LIBOR Loan is to be made, and shall specify the Interest Period, the amount of the LIBOR Loan, and such other information as CNB requests. If Borrower fails to select a LIBOR Loan in accordance herewith, the Loan shall be a Prime Loan, and any LIBOR Loan shall be deemed a Prime Loan upon expiration of the Interest Period.

3. Availability of LIBOR Loans. Notwithstanding anything herein to the contrary, each LIBOR Loan must be in the minimum amount of $500,000.00 and increments of $100,000.00. Borrower may not have more than five (5) LIBOR Loans outstanding at any one time under the Revolving Credit Commitment. Borrower may have Prime Loans and LIBOR Loans outstanding simultaneously.

4. Prepayment of Principal. Borrower may prepay the principal amount outstanding on a Prime Loan at any time and in any amount without a prepayment fee. Borrower may not make a partial principal prepayment on a LIBOR Loan. Borrower may prepay the full outstanding principal balance on a LIBOR Loan prior to the end of the Interest Period, provided, however, that such prepayment is accompanied by a fee (“LIBOR Prepayment Fee”) equal to the amount, if any, by which (a) the additional interest which would have been earned by CNB had the LIBOR Loan not been prepaid exceeds (b) the interest which would have been recoverable by CNB by placing the amount of the LIBOR Loan on deposit in the LIBOR market for a period starting on the date on which it was prepaid and ending on the last day of the applicable Interest Period. CNB’s calculation of the LIBOR Prepayment Fee shall be conclusive absent manifest error.

5. Suspension of LIBOR Loans. In the event CNB, on any Business Day, is unable to determine the LIBOR Base Rate applicable for a new, continued, or converted LIBOR Loan for any reason, or any law, regulation, or governmental order, rule or determination, makes it unlawful for CNB to make a LIBOR Loan, Borrower’s right to select LIBOR Loans shall be suspended until CNB is again able to determine the LIBOR Base Rate or make LIBOR Loans, as the case may be. During such suspension, new Loans, outstanding Prime Loans and LIBOR Loans whose Interest Periods terminate may only be Prime Loans.

6. Late Charge. Borrower shall pay to CNB a late charge of 5% or $10.00, whichever is greater, of any payment not received by CNB on or before the 10th day after the payment is due.

     The occurrence of any of the following with respect to any Borrower or guarantor of this Note or any general partner of such Borrower or guarantor shall constitute an “Event of Default” hereunder:

1.	Failure to make any payment of principal or interest when due under this Note;

2.	Filing of a petition by or against any of such parties under any provision of the Bankruptcy Code;

3.	Appointment of a receiver or an assignee for the benefit of creditors;

4.	Commencement of dissolution or liquidation proceedings or the disqualification (under any applicable law or regulation) of any of such parties which is a corporation, partnership, joint venture or any other type of entity;

5.	Death or incapacity of any of such parties which is an individual;

Exhibit 10.20

6.	Revocation of any guaranty of this Note, or any guaranty of this Note becomes unenforceable as to any future advances under this Note;

7.	Any financial statement provided by any of such parties to CNB is false or materially misleading;

8.	Any material default in the payment or performance of any obligation, or any default under any provision of any contract or instrument pursuant to which any of such parties has incurred any obligation for borrowed money, any purchase obligation or any other liability of any kind to any person or entity, including CNB;

9.	Any sale or transfer of all or a substantial part of the assets of any of such parties other than in the ordinary course of business; or

10.	Any violation, breach or default under this Note, any letter agreement, guaranty, security agreement, deed of trust, subordination agreement or any other contract or instrument executed in connection with this Note or securing this Note.

     Upon the occurrence of any Event of Default, CNB, at its option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are expressly waived by Borrower, and CNB shall have no obligation to make any further advances hereunder. Borrower agrees to pay all costs and expenses, including reasonable attorneys’ fees, expended or incurred by CNB (or allocable to CNB’s in-house counsel) in connection with the enforcement of this Note or the collection of any sums due hereunder and irrespective of whether suit is filed.

     Upon the occurrence of any Event of Default (and without constituting a waiver of the Event of Default), and until the Event of Default has been cured, the outstanding principal (and interest, to the extent permitted by law) shall bear additional interest at a fluctuating rate equal to five percent (5%) per annum higher than the interest rate as determined above; provided, however, for purposes hereof, a LIBOR Loan shall be treated as a Prime Loan upon the termination of the Interest Period.

     This Note and all matters related hereto shall be governed by the laws of the State of California. If this Note is executed by more than one Borrower, all obligations are joint and several.

SM&A, a California corporation
By:	/s/ Steven S. Myers
Steven S. Myers, COB/CEO

By:	/s/ Cathy L. Wood
Cathy L. Wood, CFO/Secretary

BANK USE ONLY

EXHIBIT A

NOTICE OF BORROWING/INTEREST SELECTION

     This Notice of Borrowing/Interest Selection (“Notice”) is executed and delivered by SM&A, a California corporation (“Borrower”), to City National Bank, a national banking association (“CNB”), pursuant to that Revolving Note (“Note”) in the principal sum of $10,000,000.00, dated April 27, 2004, executed by Borrower in favor of CNB. Any terms not defined herein shall have the meanings defined in the Note or the Interest Rate Provision.

     1. Request for a Loan. Borrower requests a Loan under the Note as follows:

1.1	Interest Selection- State “LIBOR” or “Prime”: __________________________

1.2	Principal Amount of Loan: $__________________________ (If LIBOR Loan, minimum of $500,000.00)

1.3	LIBOR Loan- Effective Date of Interest Period: __________________________, 20_______

1.4	LIBOR Loan — Interest Period: _____________ month(s) (1, 2, 3, 6, 9 or 12 months only)

     2. Conversion to LIBOR Loan. Borrower requests conversion of the outstanding Prime Loan to a LIBOR Loan.

2.1	Effective Date of Conversion: __________________________, 20_______

2.2	Principal Amount of Conversion: $__________________________ [minimum of $500,000.00]

2.3	Interest Period: ________________ month(s) [1, 2, 3, 6, 9 or 12 months only]

     3. Renewal of LIBOR Loan. Borrower requests renewing an outstanding LIBOR Loan as follows:

3.1	Principal Amount of Renewal of LIBOR Loan: $__________________ [minimum of $500,000.00] (Amount of LIBOR Loan not renewed as a LIBOR Loan will be a Prime Loan)

3.2	Date of Renewal: ______________________________, 20_______[last date of current Interest Period]

3.3	Interest Period: _________ month(s) [1, 2, 3, 6, 9 or 12 months only]

     4. Conversion to Prime Loan. LIBOR Loans shall automatically convert to a Prime Loan at the end of an Interest Period if CNB fails to timely receive a Notice for an outstanding LIBOR Loan.

     5. Warranty. In connection with the action requested herein, Borrower hereby represents and warrants to CNB that, as of the date of such request, no Event of Default has occurred and is continuing.

     This Notice is executed on ___________________________, 20________.

SM&A, a California corporation
By:
Steven S. Myers, COB/CEO

By:
Cathy L. Wood, CFO/Secretary